Exhibit 10.2

Broadcom Inc.
3421 Hillview Avenue
Palo Alto, CA 94304
broadcom.com

March 30, 2026

Amie Thuener

Re: Conditional Offer of Employment

Dear Amie:

Following our recent conversations, I am pleased to extend a conditional offer of employment for you to join Broadcom Inc. as Chief Financial Officer reporting to the Chief Executive Officer, Hock Tan. The role is based in the Palo Alto, California office.

Your annual base salary will be $700,000 (USD) paid on a biweekly basis. Your annual Total Targeted Compensation (TTC) will be $1,400,000 (USD), which is inclusive of your base salary and your targeted variable bonus amount under Broadcom’s Annual Performance Bonus (APB) plan. Your annual targeted variable amount will be $700,000 (USD) representing 100% of your annual base salary. All compensation will be subject to applicable taxes and withholdings.

Your participation in the APB plan is entirely discretionary, and Broadcom reserves the right to withdraw, vary or amend the APB plan at any time. Your participation in the APB plan in one year does not guarantee you the right to participate in the APB plan in future years. Your participation in the APB plan is subject to all terms and conditions of the APB plan. A copy of the APB plan document will be made available separately.

The bonus amount stated above is a targeted amount and is therefore not guaranteed by Broadcom. Actual annual payout for the APB plan will be based on the attainment of targets which have been set at both the Corporate and Divisional/Functional levels. You will be eligible to participate in the current APB plan period on a pro rata basis based upon your hire date and dependent upon you being actively employed before the first day of the fourth quarter of the current fiscal year and being actively employed and on the active payroll through the APB payout date.

In addition, subject to approval by the Compensation Committee of the Board of Directors of Broadcom (the “Committee”) and your continued employment with Broadcom through the grant date, you will be granted 50,000 Restricted Stock Units (RSUs). Each RSU represents the right to receive one share of Broadcom common stock upon vesting. Broadcom grants RSUs four times a year, on March 15, June 15, September 15 and December 15. Subject to your confirmation of an actual start date, we expect the RSUs will be granted on June 15, 2026. The RSUs will vest over 4 years, with 6.25% of the RSUs vesting every three months measured from the grant date until all RSUs have vested, subject to and conditioned upon your continued employment with Broadcom through the relevant vesting date. The RSUs will be subject to the terms and conditions of the equity plan pursuant to which they are granted and the RSU agreement to be entered into between you and Broadcom.

In addition, subject to approval by the Committee and your continued employment with Broadcom through the grant date, you will be granted 50,000 Performance Stock Units (PSUs) (at target). The grant date of the PSU award is expected to be consistent with the grant date of the RSUs. The PSU award will vest in four equal annual installments based on the achievement of Broadcom’s total stockholder return relative to the S&P 500 and Broadcom’s absolute TSR performance. Payouts for each of the first three annual performance periods are capped at 25% of the target number of shares subject to the PSU award; however, in the aggregate, you may earn a maximum of 200% of the total target number of shares under the PSU award. The PSU award will be subject to the terms and conditions of the equity plan pursuant to which they are granted and the PSU agreement to be entered into between you and Broadcom.

Beginning in fiscal year 2027, you will be eligible for an annual equity award. Any such award will be in the sole discretion of Broadcom and subject to approval by the Compensation Committee of the Board of Directors of Broadcom.

Within 30 days of your start date, you will also receive a sign-on cash award of $1,000,000 (USD), subject to applicable deductions and withholdings.

Your employment will be consistent with the terms and conditions set forth in this offer letter and in accordance with Broadcom’s standard employment policies and practices. Adherence to the general standards of business conduct, as well as all other applicable company policies and procedures, including subsequent changes, is required of all employees. Please note that we have included a number of current policies for your review.

Please also note that this conditional offer of employment is contingent upon you:
1.Returning a signed copy of this offer letter with a signed Acceptance of Offer.
2.Completing and returning an Employment Acceptance Form. By signing the Employment Acceptance Form, you represent that your employment with Broadcom will not violate any agreement currently in place between yourself and current or past employers.
3.Returning and signing the acknowledgement in the Employee Invention Assignment and Confidentiality Agreement as required of all employees.
4.Completing and returning the Export Control Questionnaire.
5.Signing and returning the Arbitration Agreement.
6.Providing documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided on your first day of work.
7.Completing successfully the background investigation, which will be administered by Broadcom’s independent third-party vendor.

If the terms of your employment as outlined above are acceptable, please so indicate by signing and dating the Acceptance of Offer below.

In addition, please confirm your start date upon your formal acceptance. Regardless of your start date, your appointment as Chief Financial Officer will be effective June 12, 2026, subject to your continued employment through that date.

We are committed to providing reasonable accommodations to employees with disabilities. If you need any accommodations, please let me know.

This offer, and your employment with Broadcom, is contingent upon compliance with all applicable laws, including export control restrictions. In the event an export license or other legal or regulatory approval is required, your duties may be curtailed or job start delayed until that license or approval is obtained. Moreover, Broadcom may withdraw this offer or end your employment if it determines in its sole discretion that a required license or approval may not be forthcoming or that the delay, expense or burden associated with the application or maintenance of such license or approval so warrants.

While we look forward to a long and profitable relationship, you will be an at-will employee, which means the employment relationship may be terminated by either of us at any time, with or without cause or prior notice, and Broadcom may change the terms and conditions of your employment at any time for any reason. Any statements or representations to the contrary should be regarded by you as ineffective. Any modification or change in your at-will employment status may only occur by way of a written employment agreement signed by you and the Chief Executive Officer of Broadcom. Also, by signing the Employment Acceptance Form, you represent that you are not relying on any promises, representations or inducements other than those contained herein and that the terms and conditions contained in this offer letter supersede any other representations made to you, whether verbal or written.

Should you have any questions regarding this employment offer, please let us know.

We are all pleased about you joining Broadcom. The addition of talented and enthusiastic people like you is key to our continuing success.

Sincerely,

/s/ Jill Turner
Jill Turner
Vice President, Human Resources